CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 14, 2010 relating to the balance sheet of Adelman Enterprises, Inc. (a development stage company) as of December 31, 2009 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2009 and for the period from September 13, 2006 (inception) to December 31, 2009, which appear in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2009 and 2008 originally filed with the Securities and Exchange Commission on April 15, 2010.  We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.
Los Angeles, California
October 24, 2011